DCAP Group, Inc. 1158 Broadway Hewlett, NY 11557 Phone: (516) 374-7600 Fax: (516) 295-7216 www.dcapgroup.com
News Release

IMMEDIATE

Investor Contact:
Barry B. Goldstein
DCAP Group, Inc.
(516) 374-7600

DCAP ANNOUNCES PROPOSED CONVERSION BY
COMMERCIAL MUTUAL INSURANCE COMPANY
TO STOCK COMPANY

Hewlett, New York—January 8, 2007—DCAP Group, Inc. (NASDAQ: DCAP), the largest chain of independent storefront insurance brokerages in the Northeast, today announced that it has been advised by Commercial Mutual Insurance Company (“CMIC”) that its Board of Directors has approved a resolution to convert CMIC from an advance premium insurance company to a stock property and casualty insurance company pursuant to Section 7307 of the New York Insurance Law. CMIC has also advised that it has applied to the Superintendent of Insurance of the State of New York for approval to proceed with the conversion process.

DCAP holds two surplus notes issued by CMIC in the aggregate principal amount of $3,750,000. Previously earned but unpaid interest on the notes as of September 30, 2006 was approximately $1,869,000. The surplus notes are past due and provide for interest at the prime rate or 8.5% per annum, whichever is less. Payments of principal and interest on the surplus notes may only be made out of the surplus of CMIC and require the approval of the Insurance Department of the State of New York. As of September 30, 2006, the statutory surplus of CMIC, as reported to the Insurance Department, was approximately $4,690,000.

The conversion by CMIC to a stock property and casualty insurance company is subject to a number of conditions, including the approval of the plan of conversion by the Superintendent of Insurance and CMIC’s policyholders. As part of the approval process, the Superintendent of Insurance is required to have an appraisal performed with respect to the fair market value of CMIC. Such appraisal is to be based upon CMIC’s latest filings with the Insurance Department and any significant subsequent developments and is to consider the assets and liabilities of CMIC and any other factors bearing on its value. DCAP, as a holder of the CMIC surplus notes, at its option, would be able to exchange the notes for an equitable share of the securities or other consideration, or both, of the corporation into which CMIC would be converted. No assurances can be given that the conversion will occur.

About DCAP Group
DCAP Group, Inc. owns and operates the largest chain of independent storefront insurance brokerages in the Northeast. Through DCAP Insurance, Barry Scott Insurance, Atlantic Insurance Agency and Accurate Agency, DCAP Group provides automobile insurance (and to a lesser extent, motorcycle and homeowners), enhanced by complimentary premium financing capabilities, to retail customers in New York, New Jersey, and Pennsylvania. Other products include automobile club service for roadside emergencies and income tax preparation services. As of December 31, 2006, DCAP had 70 owned or franchised storefront locations.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in DCAP’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-KSB. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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